Exhibit 99.2

                                                              MARVEL ENTERPRISES
                                                       Moderator: F. Peter Cuneo
                                                             03-07-05/8:00 am CT
                                                          Confirmation #21231795
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                               MARVEL ENTERPRISES

                            Moderator: F. Peter Cuneo
                                  March 7, 2005
                                   8:00 am CT


Operator:         Welcome to the Marvel Enterprises Fourth Quarter conference call.

                  During the presentation, all participants will be in a listen-only mode. Afterwards, we will conduct a question and answer session. At that time, if you have a question, please press the 1 followed by the 4 on your telephone.

                  As a reminder, this conference is being recorded Monday, March 7, 2005.

                  I would now like to turn the conference over to Mr. Peter Cuneo, Vice Chairman of the Board for Marvel.

                  Please go ahead, Sir.

F. Peter Cuneo:   Thank you very much, and welcome, good morning to everyone who's called in.

                  My name is Peter Cuneo. I'm the Vice Chairman of Marvel. With me today here in New York is Ken West, our Chief Financial Officer. Also with us from California is Avi Arad who is the Chief Executive Officer of Marvel


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                                                       Moderator: F. Peter Cuneo
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                  Studios. He is the Chief Creative Officer for Marvel, and of
                  course, a member of the Board and Avi will be in the phone with us today.

                  Our agenda this morning will include: first, the reading of our Safe Harbor statement, then Ken West will have some prepared comments. After Ken, I'd like to comment specifically on some of Marvel's recent strategic initiatives and our accomplishments. I'd also like to address some of the strategic myths that we still think are circulating among investors from to time to time. And then finally, Avi Arad is going to give us an update on important trends and mile posts for our motion picture and television slates.

                  Avi is going to specifically address the growing enthusiasm for Fantastic Four that we see among our licensees, retailers, and consumers on a worldwide basis. Fantastic Four will premier on July 8.

                  Let's start with our Safe Harbor now - reading.

David Collins:    Some of the statements that the company will make on this
                  conference call are forward-looking statements that involve risks and uncertainties such as the statements of the company's plans, expectations, and financial guidance. While the forward-looking statements reflect the company's good faith beliefs, they are not guarantees of future performance and involve risks and uncertainties, and the company's actual results could differ materially from those discussed on this phone call.

                  Some of these factors are described in today's news announcement and the company's filings with the Securities and Exchange Commission including the company's reports on Form 10K and 10Q. Marvel assumes no obligation to publicly update or revise any forward-looking statements.


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F. Peter Cuneo:   Thank you.

                  Now, Ken West.

Kenneth West:     Thank you, Peter, and good morning everybody.

                  Before reviewing Quarter 4 and full year 2004 operating results, I want to review the reclassification associated with our master toy licensee, Toy Biz Worldwide that we'll refer to as TBW.

                  Commencing with the fourth quarter of 2004, royalty income and expenses related to our master toy license agreement with TBW are now being recorded within our Toy Division as opposed to the past practice of recording them within licensing.

                  The company believes this change will better aggregate the results derived from Marvel branded toys developed, marketed and sold by Marvel and more clearly reflect operating results used by management to measure the performance of the toy operation.

                  This reclassification has no effect on Marvel's consolidated net sales, operating income or net income, and the reconciliation for this reclassification for the years 2002 through 2004 is provided in this morning's press release and in the Form 10K to be filed later.

                  Let me now briefly review our Q4 operating results and then make a few comments concerning financial guidance for 2005.

                  This morning, we reported Q4 and full year operating results ahead of the financial guidance provided on October 28. Fourth quarter consolidated net


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                  sales of $100 million were approximately 17% higher than last year's fourth quarter. This increase includes $29 million in net sales resulting from the consolidation of the Spider-Man licensing joint venture compared with the year ago period during which the joint venture was not consolidated. Q4 net sales also benefited from a year-over-year increase in international licensing sales of approximately 168% to $9.9 million.

                  Operating income increased 56% to $41.4 million in the quarter predominantly fueled by growth in the licensing segment. Our Q4 operating margin of 41% represents a substantial improvement over the year ago operating margin of 31% and reflects the shift to a higher mix of higher margin licensing income.

                  Fourth quarter operating margin in the licensing segment was approximately 60% which reflects the impact of various accruals during the period including charges related to ongoing litigation. Without these accruals, Q4 operating margins for the division would have been slightly above the targeted guidance range we provided on the Third Quarter Conference Call.

                  Looking briefly at our other operating divisions.

                  Q4 net sales in the publishing segment rose approximately 16% to $22 million as we continue to make progress on expanded distribution to the mass-market retail chains of our comic and trade paperback books.

                  Q4 operating income amounted to $11.6 million including approximately $1.9 million of reserves no longer needed resulting in an operating margin of 53% compared to 38% last year.


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                  Giving effect to the TBW reclassification noted earlier, Q4 toy segment net sales decreased 41% year-over-year to $21.8 primarily due to decrease sales of action figures and accessories related to the Lord of the Rings and Hulk feature films. Spider-Man movie toy sales were $14.2 million in this Q4 compared to $11.4 million in the prior year period.

                  Net income and diluted earnings per share for Q4 and fiscal 2004 reflects several non-recurring items, including a previously disclosed charge of $4 million for the early termination of our New York City office lease, partially offset by a $5 million gain related to an insurance claim settlement.

                  Net income attributable to common stock for diluted share was $0.27 cents including a one-time non-cash gain of $6.2 million or $0.06 cents per diluted share related to Marvel recording and asset part of the balance sheet for state and local NOL carry forward as required by GAAP. This compares favorably to our earlier Q4 guidance of $0.13 cents to $0.15 cents per share range.

                  Marvel repurchased approximately 1 million shares of common stock in our repurchase window during this fourth quarter of 2004. Aggregate purchases during 2004 total 4,250,200 shares at a cost of approximately $58 million or an average cost of about $13.66 per share.

                  The strength of our balance sheet reflects the substantial improvements we're achieving in our operations, as well as very strong cash generations.

                  After selling over $175 million of Spider-Man movie toys, we ended 2004 with only approximately $1.3 million of toy inventory and retailers have experienced near complete sell-through of Marvel toys. Net cash generated from operations in 2004 amounted to approximately $161 million with which


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                  we have retired the $151 million of previously outstanding notes, all related interest, and carried out stock repurchases as previously noted of $58 million.

                  After these significant items, we ended 2004 with no long-term debt, and cash and cash equivalents amounting to $205 million, an amount approximating a $1.80 per diluted share.

                  Looking forward, we have reiterated our full year 2005 financial guidance and provided initial guidance for the first quarter of 2005. We also announced that we will cease providing quarterly guidance figures commencing with the second quarter but will continue to provide updates on our full year guidance each quarter.

                  In making this decision, the Board stated that they believe it is counterproductive to Marvel's long-term business success, as well as to our business philosophy to require our divisions to be managed to a series of short-term operating goals. We believe that annual financial and operating goals are more appropriate for managing our business.

                  Now, to quickly review our first quarter '05 guidance.

                  First quarter sales are anticipated to range from $88 million to $98 million compared to $125 million in the first quarter of 2004, and earnings per share is forecast from the range of $0.25 cents to $0.29 cents per fully diluted share as compared to $0.27 cents per diluted share in the first quarter of '04.

                  2005 first quarter results are expected to benefit from our continuing share of the royalties beyond previously stated advances derived from Spider-Man 2 receipts and continued to strengthen our other Marvel properties including international licensing.


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                  We also reiterated our full year '05 guidance that net sales will range from $370 million to $390 million, principally, as a result of the shift in toy activities from Spider-Man movie toys to our licensed Fantastic Four and other toy lines where we record royalty income.

                  Even though our full year '05 guidance reflects an expense of approximately $4 million related to the effect of expensing stock option beginning in the second half of 2005, we are holding our '05 guidance in the range of $1.07 to $1.12 per share.

                  In summary, we continue to be very pleased with our financial strengths and the progress of the growth initiatives across all of our business units and our prospects of delivering strong financial results and free cash flow over the next several years.

                  Peter?

F. Peter Cuneo:   Thanks, Ken.

                  As you have heard, Marvel exceeded its guidance for the fourth quarter of 2004. In fact, since Marvel initiated guidance approximately four years ago, we have exceeded our guidance in every quarter during that time period -- something that we're very proud of. And it's certainly a measure of the success that the company has had as our financial goals have been constantly increasing.

                  However, I'd like to talk about some of the long-term changes that Marvel has made, as well as some recent developments, which have strategic importance to Marvel.


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                  I think it's important in this discussion to remember that
                  Marvel is in effect only six years old. We emerged from bankruptcy in late 1998, and in that regard, the company's business model, our leadership, our staff, our strategies, our tactics were all determined during this relatively short time period.

                  And it's interesting to contrast this short time period against our principle asset, which is our library of intellectual property, approximately 5,000 characters. Those proven assets are much older. In fact, our characters average about 40 years of age.

                  So, the combination of the new directions that have been set over the past six years and the older commercially proven intellectual property has been very rewarding to all of us and to our shareholders. But we continue to get comments from potential and current investors, which suggest that they may still not be aware of some of the strategic developments for our business over the past six years. So what I'd like to do is spend a little bit of time addressing what we consider to be the four biggest Marvel myths that exist today.

                  I think Myth Number 1 is that Marvel's operating income is predominantly from the Spider-Man brand. It's certainly true that in the years just after coming out of bankruptcy, we were highly dependent on Spider-Man. And this certainly was very important in the year 2001 when our first Spider-Man movie was premiered.

                  However, as times have gone on and we have introduced new characters into the marketplace, actual amount of our operating income from the Spider-Man brand has decreased. And in fact, in the year 2005, we expect only 15% of our operating income that's contained in our guidance to come from Spider-


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                  Man movies. Incidentally, that will be from revenue streams from both Spider-Man 1, Spider-Man 2 and Spider-Man 3.

                  The classic side, the non-movie side of Spider-Man is also estimated to be about 15%. So that Spider-Man as a brand, we still consider Spider-Man to be the Number 1 fantasy intellectual property in the planet, will provide about 30% of our operating income in 2005.

                  The second myth that we sometime get asked about is that Marvel is a toy company. Again, early on and we must remember that Marvel was brought out of bankruptcy by a toy company, and in those first couple of years, there's no question that we're highly dependent on the toy business. But since 2001, when we, in effect, licensed out most of our toy business, we've been a very changed company, and in fact, for 2005, only 25% of our operating income will come from toy activities.

                  The third myth we often hear is that Marvel is hit-driven, and we still get questions about how many films we're going to have in any one year and what that means versus prior years. The reality is as our layering strategies continue, the amount of business we do that is non-movie related every year has grown as a proportion of our total business. And in fact, for 2005, the operating income that we are projecting from Fantastic Four, which is our tent pole movie for this year only ranges between 10% and 15% of our operating income.

                  The last myth I'd like to mention briefly is the myth that our licensing consolidation strategy actually front-loads revenues. Actually, our licensing consolidation strategy is really a natural evolution from where we started. When we first emerged from bankruptcy, of course, we needed cash, and we


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                  gave multiple licenses on a number of brands and categories to different people.

                  Unfortunately, while that helped us with our cash position, it did not help us with retailers because retailers actually were presented with a number of different prices and programs from different sources, so that this natural evolution to partnering with the best in class for a particular channel of distribution makes a lot of sense.

                  Now, actually, prices for the product should rise, and we'll have a cogent retail strategy with major retailers throughout the year, which should also increase volumes. So, in fact, we think this consolidation strategy is going to increase not only minimums on these licenses but also overages, and so, we're very pleased about that strategy.

                  You know, the net of the trends that I just talked about is that there is less downside in our business. We have less dependence upon one or two brands. We have less dependence on motion picture releases. We have more balanced business segments, and we think more predictable cash flows.

                  So, enough about the past; why don't we talk a little bit about recent events?

                  Marvel's growth will come broadly from several areas in the future. The first is, of course, our layering strategy, which is reintroducing our characters to global audiences primarily via motion pictures. We're also going to grow from geographical expansion. We'll grow as well from finding new channels of distribution for our existing products. And finally, we're going to grow by entering new media categories that we've not participated in but will further expose our characters to global audiences.


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                  So, let's talk about some of these recent developments which fall into these categories.

                  First of all, if we look at out publishing business, there have been some very important recent events. We've been talking recently about our Fantastic Four School Comic Books Program. This is a program in which prior to the release of the Fantastic Four film in July, we are distributing 2 million free comic books to 6,000 grade schools in the United States.

                  The comic books were actually written by educators and they are part of a six-week lesson plan that's been put together so that students in grade school will be exposed to Fantastic Four before the film develops. But not only are there 2,000 copies going out, but, of course, kids hand comic books around, so we expect the total exposure of this program to be greater than 2 million students.

                  That's a good example of something we didn't do in the past but we've now matured to the point where we're able to support the promotion of these motion pictures in our products and our licensing along with it, and not just with our own capital, with their own spending, and not just ride the spending of the studios.

                  Another important development in publishing led by Dan Buckley, our publisher, is new distribution for comic books. We announced recently that we are going to initiate distribution into 6,000 7-Eleven stores in the United States. The books that will be put in 7-Eleven will be compendiums of our six or eight top titles.

                  What's exciting about this is the strategic importance. We are in fact in effect doubling the number of consumer outlets, retail outlets in which people can buy - can find and buy comic books - Marvel comic books in the United


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                  States. And it's really a return a little bit to the old
                  neighborhood visit. Kids can now ride their bicycles to a 7-Eleven store and pick through the comic books. This may prove to be financially material in the future, but its certainly strategically material to today.

                  Another important development in our publishing area is the book publishing consolidation, which we just completed. This is a new media category from Marvel and involves Simon & Schuster's, DK Publishing, Harper Collins and Meredith. And through these four licensees, Marvel is going to reach mass audiences both domestic and international and, in fact, reach all age groups from pre-school to children to adults.

                  Another important new development is our apparel consolidation led by Tim Rothwell. We recently announced as we continue our licensing consolidations and apparel consolidation with Kid's Headquarters and Mad Engine. We expect this consolidation to continue it started in 2004 and will continue this year and into 2006.

                  Another important development, another completely new media category that Marvel did not participate in before is the wireless space. And we have a new deal with MFORMA regarding wireless content that we're also very excited about. This content, again, will be available for distribution on a worldwide basis.

                  David Maisel, who is the President of Marvel Studios, was very instrumental in putting together our new direct-to-video deal with Lion's Gate. Again, another new media category that Marvel has not participated in the past.

                  Our deal with Lion's Gate is very interesting. Lion's Gate will be providing all of the funds for these videos. Marvel, however, will control the creative.


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                  There's a sharing of the profit, and our first title will be out in 2006 and this is The Avengers. We're very excited about that. We think that Marvel can ultimately be one of the top players on a global basis in direct-to-video.

                  Another area that's very important is our deal with AnteFilms. This was led by Bruno Maglione, who runs our International Licensing Business. We originally announced that we have a deal with AnteFilms on Fantastic Four. This is Fantastic Four Television animation. This will be available and provide, we hope, a very solid bridge - media bridge between Fantastic Four 1 and Fantastic Four 2.

                  AnteFilms is, of course, one of the leading French animators. AnteFilms, again, is providing all of the funding. Marvel will have creative oversight. AnteFilms has distribution rights outside the United States. Marvel will have the distribution rights inside the United States, and again, a further expansion of our involvement and our media connections with television.

                  And finally, I should mention our Curious George deal, which again was led by Alan Fine, who is the CEO of Toy Biz. We recently announced licensed into Marvel, Universal has asked us to become the master toy licensee for Curious George franchise. Universal has redone Curious George in a very exciting modern way. There will be a feature film released in early 2006, produced by Ron Howard and Brian Glazer. We also expect an animated television show in the fall of 2006, which will premiere on public television.

                  So, overall, a lot of very exciting events that, again, play to our stated strategies and continue to reinforce our growth to the future.

                  At this particular time, I'd like to open the floor to Q&A.


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                  Oh, excuse me, Avi?

Avi Arad:         Yes.

F. Peter Cuneo:   Sorry, Avi.

                  Before we get to Q&A...

Avi Arad:         That's okay, you told them everything.  I don't know...

F. Peter Cuneo:   I don't know. I don't think so.

Avi Arad:         All right, good morning, early morning here.

                  Let's talk a little bit about the studios. Let's start with 2005, 2005 started in a bang with Elektra. Elektra was a mistake. Thankfully, it wasn't a costly mistake, even for our partners. It was a project that was rushed. It was ill conceived, ill executed, and therefore, it didn't work.

                  So, we are into 12 films and one of them didn't work, so I think we are still looking pretty good in this area.

                  What I'd like to mention, in conjunction with our film productions and successes, and medium successes, or something like that, that is not a success. All these great stories that you hear from Peter, happens because of the Marvel brand today. It is such a strong brand, that allow us to go into the 7-Elevens, that allow us to get the kind of deals like Curious George and so on.

                  And when you look at the billing of the Marvel brand over the last six years, if you take 12 films and direct-to-video, and video games, and toys and apparel,


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                  the advertising dollars that are going out there to support our brand are well in excess of $1 billion dollars. And the nice thing is that is that we, as a company, build a brand, make money on it, and yet, it's an enormous amount of money to promote a brand in all areas of business.

                  So, when you look at every time we release an entertainment property, anytime we release a big toy line, anytime we make a commercial tie-in with the Burger King's of the world, or with Visa, and so on, look at it as the added value, the hidden added value of well over $1 billion dollars in advertising that makes Marvel bigger and bigger on a worldwide basis.

                  When someone goes into Orlando, or Osaka to try to the Spider-Man ride, it's another awareness, it's another impression, it's another valuable advertising expenditure to make Marvel what it is today and, obviously, going in to the future.

                  Let's talk about the second event for 2005, the Fantastic Four movie. Fantastic Four is a big action adventure comedy. It's a 1961 comic. It took a long time to do. It's complicated, it's expensive, and we finally executed the movie and we are - not only that we are really happy with it, but the feedback we are getting from the market place, from promotional partners says to us that we are on the right track.

                  This movie is being promoted on the level of Spider-Man. First, Fox Entertainment, so then it's a tent pole movie which means all company divisions -- cable operation, network, film, newspapers, and so on. They're all part of the marketing of the movie. The X-Men franchise has been very successful for us and for News Corp., and obviously, something like the Fantastic Four will be handled with the same careful attention and eye towards expanding the franchise into the future.


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                  We went through an interesting process here. The movie started a little late, so it was under the radar. It was - we chose to start it without talking too much about it as we were putting together a very appealing group for casting the movie, starting with Michael Chiklis, Jessica Alba, and so on. The proof of the pudding was as late as we were, we were able to attract Burger King to be our promotional partner, both in kids and adults, which was a major, major victory.

                  Then SBC came on board. SBC, obviously, you all know who they are, but the thing to look at is they have a very interesting high profile promotions for The Incredibles, way prior to the movie and I think it was instrumental in building awareness. We, of course, have awareness with the Fantastic Four, but again this just takes it to another level.

                  We had some sag as the promotional part both within the movie and after the movie. Wal-Mart, Target, and other retailers, we came out of Toy Fair with a tremendous energy and placement, and we are in important market maker for these retailers today.

                  Alan Fine and his group put together an extensive toy line. It's probably the most extensive toy line -- not expensive -- extensive because the Fantastic Four, as the name says, they are four. There are four toys, right. There are four weird characters that have these interesting powers that make for fun toys, and obviously, the fifth one, the villain of all villains, Dr. Doom, and he is fun too. Everything is done in good fun. It's a family movie.

                  The other opportunities that we made the strategic buy a few years ago for small company called Cover Concepts, and Cover Concepts penetrate the school market. And we went into the school market with a program called


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                  "Do The Right Thing," and introduced to kids and teacher
                  plans, and so on. Awareness with The Fantastic Four, what they are, what they stand for, it's the wish fulfillment, it's the role model, and so on. So, again, we are educating kids way before the movie. Just in case they're not sure who they are, they will.

                  Then we have the 60 seconds part with a great CGI spot that combine promoting the toys, promoting the brand, and keeping the feel of The Fantastic Four to the kids to really understand our characters and fall in love with them. Then we have Activision game, day and date. It's a terrific game, and again, it will be greatly promoted and displayed as a - not only as a product support but, again, from a promotional standpoint. It's going to be helpful too.

                  So, you can see that it is an incredible program to be followed by the AnteFilms, Marvel co-production, if you will, of The Fantastic Four animated show. So, after the release of the DVD a few months after that, we will go into the animated show, again, from a branding standpoint to ensure continuity.

                  This is by far the feel-good movie for the summer. It's not dark; on the contrary, these are daytime heroes. They're celebrities. They do fun, big action things. It's a family movie. So, we have high expectation of high awareness, especially on the product bench, tremendous amount of licensees are on board because, again, it's a feel good movie. It's a family movie and it has this incredible awareness.

                  From a trailer standpoint, the all-important how do we put - how do we show this movie to the world, how do they know about it. Well, being with Fox has its advantages. Fox, this year has a very big movie called Star Wars, and we


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                  will be in front of this movie, and obviously Kingdom Heaven and any other projects in Fox, and later on, other superhero-inspired movies like Batman. So, again, everybody will get to see it and get caught in the adventure and the fun. I believe within the next 10 days, when you walk into movie house, you'll see the next one shift, the next promotion behind it.

                  So, we left no stone unturned to make sure that Fantastic Four
                  - it's a core character, and it's a core business promoter for ours, and therefore, we're going to make sure that at July 8, the shelves are stocked, and the promotions are stocked, and we are all in love with The Thing, and Invisible Woman, and Stretch-o, and of course Johnny Storm. Johnny Storm in the movie, actually, we have very interesting co-promotions with X-Games with ESPN. So this is well done and should launch another important franchise for us, that's as far as 2005.

                  Going to 2006, we are in the third week of shooting of Ghost Rider, starring Nick Cage, Peter Fonda, Wes Bentley, Eva Mendez, Sam Eliot. It's an incredibly well cast fantasy story adventure to PG-13. It's a highly toyetic movie, and its important because this is a summer movie for 2006 that has a very different toy line than one would expect. One can look at it, it is for the all the members of the audience. Its kind of Evil Knievel meets Fantasy. And the product mix is different which is good for us to do. We try and do that. We try and introduce new product lines and new opportunities for the market.

                  And again it will have a video game. It will have all the support, everything necessary and that movie is marketed by Sony, and as we all know, a great partner. We've been through Spider-Man together. This is our next franchise together, and there'll be more to come.


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                  With Fox, in the summer, we are going to have X-Men 3. Right now, it's slated for Memorial Day, which is May 22. I just want to make this disclaimer, and it's been something for all of us and we see it. We pick up dates for the movies, and as we get closer to the date, things may change, it may move by two weeks, or back by one week.

                  We've been through an experience with The Punisher with Lion's Gate. We had a great movie. The DVD did huge business. The movie didn't do as much business because we went into a weekend head-to-head with a similar product that was a sequel, had lots more advertising money behind it, and it cost us and unnecessary to do it again.

                  So, we watched the weekends, and we are really protective of this incredibly precious characters and franchises and the Marvel brand. So, again, when we announced a movie, we give you the range of time. At the end of the day, we have to do what's right for the movie, right for our partners, Fox, Sony, New Line, whomever it is, and obviously, it has to be right for Marvel.

                  So, back to the schedule, you have X-Men 3. We believe that we have this prime story that is better than X-Men 1 and 2. Hugh Jackman is back, and Ian McKellen is back, and Patrick Stewart is back. We are very confident in this movie. We started working with the promotional aspects of it and the toy aspect and the video game aspect earlier this time. So, we are really excited about that.

                  And I just described Ghost Rider, which is just going to be spectacular, and you'll start hearing a lot about it.

                  Ironman of New Line is the in, probably in the last of the director nightmare signing thing, and that should be resolved any day.


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                  And on the schedule, as we see it now, we have Luke Cage,
                  Punisher 2 that I believe will go into production very, very soon, Deathlok with Paramount that we are looking at casting. Again, I'm not giving release dates because it's premature and they probably will change.

                  Going from here into the future, the 2007, May 4th Spider-Man
                  3. Again, Spider-Man 3 is, I know it's a big statement, but in some ways I think that this will be the mother of all Spider-Man, again, from the story standpoint, from the characters within the movie, and the villains in the movie. We feel that this is going to be, it's going to be all in all wider and bigger than Spider-Man 1 and 2. I'm not talking about box office; I'm talking about the scope of the movie, the opportunities, and the merchandising opportunities, and so on.

                  We are moving along with Namor; again, more to come in 2007, so we shouldn't try to tie it down to anything today. And then we have Hulk, and there is a movie, Wolverine, in development in Fox.

                  Into the future, characters that are in development today that are important. Again, in the all-important, what we call core characters support, movies that are there to support, video games, toys, apparel, publishing and, again, support the brand and will attract the commercial tie-ins necessary to take it over the top. And these are movies like Ant-Man, and Black Panther, and Captain America, Nick Fury, and Silver Surfer, and Marvel's own Lord of the Rings which is Thor, and all these things, just, you know, stay tuned and you'll here lot of exciting development.

                  Fantastic Four is our 12th movie, and every year, we get this question, you know, now you have two movies, how many do you think and there's no end to it because we are no longer a genre provider of entertainment. We are


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                  providing entertainment as any other book, novel, song,
                  original ideas and so on, in an area that we can come in and make the call of source material. We make it easier to see where we are going.

                  We have comic books which are the best story board ever been done so director sees their way. Everyday, we discover the more and more comic book fanatics out there that take fantastic directors who really want to come into the fold and work with us.

                  I think to understand how this brand is developing, enveloping there, if you look at 2005 video games schedule, it's pretty amazing from the younger games Spider-Man and Friends with Activision to Fantastic Four day and date with a movie, Ultimate Spider-Man which has another one, now with a signal to TSB from Sony.

                  X-Men: Legend 2, X-Men: Legends 1 was very successful. It was a classic game versus a movie game. So, it's very successful. X-Men: Legends 2 is coming. We have spectacular game coming, Marvel versus EA, Electronic Arts, towards the end of the year. Punisher from THQ, the second game was green lit to continue so we can be day and date with our movie. And we have Vivendi Games, Hulk: Ultimate Destruction. There's no Movie 2 yet, yet there is a sequel because the game was very successful.

                  On the animation end, you heard from Peter about AnteFilms. It's a great deal for us, and again, it takes our characters to the kids very much like what Alan was doing with 7-Eleven. 7-Eleven is really, so on the money to where we want comics to be and Cover Concepts you want to get to the kids. The next generation has to come in and be as excited and tuned into what we have.


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                  So, between movies, video games, television shows, and
                  animation, I think we will ensure great future for Marvel. We are looking at the deals such as AnteFilms. People are realizing that spend your money well, spend your money with us, and we are examining that.

                  The direct-to-video, these are preview spectacular 70-minute movies drawn in comic books style by very, very good animation houses overseas, but we are totally the controlling stories and art and so on. We are very proud of it because this is really telling our story the way we like it, the way I believe our friends will like it. And we did Avenger 1, Avenger 2, which is obviously a combination of all of our characters.

                  We are just going into - we have great streak from Ironman, the animated film, and we are about to start number four, something that we'll decide in the next few weeks. But this thing is coming out in spectacular fashion, and again, Lion's Gate should be the right partner for us to do it.

                  We have another movie in development with Lion's Gate. And the stronger they get, the better this partnership looks, and they've been on a. roll, so that's good for us.

                  We are starting in the live action television development. We are taking it easy. It's a business model that is not easy to generate money yet, so we are trying to find the best possible way. And as soon as we see our way clearly, we will go into this market. It's just an add-on thing. It's not a necessity. It's a nice thing to have.

                  To us, it's just we want to be sure that Marvel is everywhere, that you cannot turn the cable channel. If you go to Disney family, what you see, you see Marvel. You go to WB, you go to all these places and we want to be on all of


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                  them. We want to be on every shelf in every supermarket, and every theme park, every clothing store, downtown, uptown, because, again, as I started telling you in the beginning what it takes to promote our movies and video games, and so on actually culminated the end of the day is making the Marvel brand what it is.

                  Thank you for listening.

F. Peter Cuneo:   Thank you very much, Avi.

                  We'd like to open the line now for questions.

Operator:         Thank you.

                  Ladies and gentlemen, if you would like to register a question, please press the 1 followed by the 4 on your telephone. You will hear a three-toned prompt to acknowledge your request.

                  If your question has been answered and you would like to withdraw your registration, please press the 1 followed by the 3.

                  If you are using a speakerphone, please lift your handset before entering your request.

                  Once again, to register for a question, please press 1-4.

                  And the first question will come from the line of Barton Crockett with JP Morgan.

                  Please proceed.


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Barton Crockett:  Okay, good.  Thank you.

                  I wanted to ask a couple of questions if I could. First, in terms of the share repurchase, you know, we're getting near the end of that and when you're going to put that in, Avi Arad and Isaac Perlmutter signed lock-up agreements. I was just wondering if you could give us some visibility on the likelihood that those lock-ups will continue if you put some more money into the share repurchase authorization. Is there anything you can tell us there?

                  Secondly, in terms of looking into 2006, on the Universal movie with Curious George, where you guys have a toy rights, can you give us to any sense in terms of, you know, numbers or just even, you know, rough kind of feel for the magnitude of the toy opportunity there that we should be thinking about.

                  Thank you.

Kenneth West:     Barton, this is Ken West.

                  With respect to the share repurchase authorization, that program for the $100 million buyback of Marvel stock has been authorized up to and including the end of '05, so that will continue as well as those lock-ups that you referred to before of Mr. Arad and Mr. Perlmutter.

                  Peter, do you want to address the Curious George?

F.Peter Cuneo:    Yeah, I just also want to say that the Board continues to be very excited about a stock repurchase program. We get this question quite often, and we are committed to this program well into the future.


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                  With regards to Curious George, Curious George lines would be similar in volume to our Lord of the Rings license in, and that typically when the films were running, we're in the area of $30 million a year in toy sales. There's a small amount of Curious George currently budgeted for 2005 in terms of toy sales, and that is because the film is due out I believe in February of 2006, so that retailers are going to want to take in some goods late this year.

Barton Crockett:  Okay, great.

                  Thank you very much.

F. Peter Cuneo:   You're welcome, Barton.

Operator:         The next question is from the line of Arvind Bhatia with
                  Southwest Securities.

                  Please proceed.

Arvind Bhatia:    Good morning, guys, and congratulations.

F. Peter Cuneo:   Thank you, Arvind.

Arvind Bhatia:    A couple of questions for Ken. First, I just want to make sure that we have the right tax rate for 2005 and the shares outstanding that you're using in '05.

                  And then the corporate overhead in 2005, could you talk about, you know, the run rate of, you know - I think you've mentioned you're going to have 1.5 million savings following the lead termination and shipping of the offices. You know, what are you using in terms of the run rates for '05 then?


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                  And then last question for Ken is, again, that reduction
                  reserves on the publishing side, what prompted that?

Kenneth West:     Arvind this is Ken.

F. Peter Cuneo:   Arvind, you have five questions.

Arvind Bhatia:    Right.

F. Peter Cuneo:   I hope we can get all of this.

Arvind Bhatia:    Right.

F. Peter Cuneo:   The first question was regarding the tax rate situation for
                  `05.

Kenneth West:     Right, and we anticipate an expected tax rate in '05 which is a normalized rate of approximately 36%.

                  As far as the weighted average number of shares outstanding of 2005, we're basing our own forecast on approximately 111 million shares.

                  And the other question?

F. Peter Cuneo:   The corporate overhead run rate for 2005.

Kenneth West:     That is running in a range slightly lower than 2004 at
                  approximately $18 million to $20 million annually.

F. Peter Cuneo:   Obviously, Arvind, the shift in our offices, which is costing us about...


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Kenneth West:     $4 million.

F. Peter Cuneo:   ...$4 million this year net net will be a major saving for the company. We expect to save around $1.5 million a year in lower rent into the future.

Arvind Bhatia:    And then the reduction in reserve on the publishing side.

Kenneth West:     Yes, on a quarterly, we evaluate all of the requirements for all reserves in every division, and as we disclosed that there were some reserves that were no longer necessary in publishing in the fourth quarter, and we can just anticipate when reserves will have to be acquired. It's just a focus of reviewing them as business conditions change, improve, or whatever.

Arvind Bhatia:    So, you assumed that this was the only reduction in reserves on the publishing side in 2004?

Kenneth West:     In this quarter, yes.

Arvind Bhatia:    Right.

Kenneth West:     In this quarter.

Arvind Bhatia:    Yes, but what about the first three, is there anything else that you should account for?

Kenneth West:     There were approximately about $2 million to $2.5 million of other income elements that were credited to the publishing segment in earlier quarter that we did disclose and those related to cash collections on settlements related to the bankruptcy reorganization that was settled in '04. So, those would be non-


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                  recurring but they have been disclosed, and if you look back at prior form 10Q's to find those details, Arvind.

F. Peter Cuneo:   Yeah, Arvind, in terms of guidance for the future, we would anticipate that the net operating margin for our publishing segment would run in a 35% to 40% range.

Arvind Bhatia:    Right.

                  And then final on the international licensing, there you're saying a little bit more than $30 million versus the $28 in 2004. Is there anything special going on because that seems to be a pretty conservative number given that you're just coming off pretty big growth number of 100%? Have trends in international licensing?

F. Peter Cuneo:   No, actually we're even more excited about our international business. We've had great new leadership. The new offices in Tokyo and London are functioning extremely well. And, no, we're very pleased about moving forward. We're starting to do some category management with retailers. Some of the representatives that we have in other areas where we don't have offices are functioning much more efficiently because we're managing them more directly, and we're very pleased about the international business at this point. There, we still think that there's substantial growth in the future available.

Arvind Bhatia:    Okay.

F. Peter Cuneo:   Next question, please.

Operator:         The next question is from the line of Lowell Singer with SG
                  Cowen.


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                  Please proceed.

Lowell Singer:    Thanks.  Good morning.

                  I've two questions. First, can you give us an update on your thinking with regard to the litigation with Stan Lee? Are you hoping to move forward with settlement in that, or do you expect litigation continue for some extended period of time?

                  And second, I'm just trying to understand on the Curious George toy manufacturing deal. How you decide that you guys want to manufacture those toys yourselves versus a licensing deal with your master licensee? Obviously, you made the same decision with the Lord of the Rings, so I'm trying to understand what the calculus is that goes into that decision process.

                  Thanks.

F. Peter Cuneo:   Well, the first question is about the Stan Lee situation. As you know, there was a judgment made some weeks ago. Both of the companies, Marvel and Stan and his lawyers move for summary judgment. The judge came back and decided in Stan's favor, and in some areas decided in Marvel's favor, in some areas, and left a few areas still open for interpretation.

                  What that has done effectively though has defined the playing field better because before that Marvel thought the center field was 200 feet away; Stan and his lawyers thought that center field was 500 feet away. We know now it's somewhere between 300 and 400 feet, and what this does is allow us to talk to each other about a possible settlement.


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                  You know that Stan Lee gave an interview several weeks ago in which he said that he would like to settle. So, at this point I think that conditions are good for a conversation. Whether or not anything will happen is unknown at this point. Marvel has indicated that it will continue through the process, through the legal process, which could take a number of years before its completely adjudicated.

F. Peter Cuneo:   Curious George in licensing, well, as you know, we had a very successful in license with Lord of the Rings. And as the Lord of the Rings films are now completed, obviously, the toy sales will start to decline. And we have a number of people here in New York involved in our toy overhead that do toys both for Marvel and for Toy Biz Worldwide, our major toy licensee, and had also worked, of course, on Lord of the Rings.

                  Our toy people have done a terrific job. We have had the Boy's Toy of the Year the past three years in a row. Some people would think our new Thing hands and feet, will again be the Boy's Toy of the Year. That will be four years in a row. We have also been selected by Wal-Mart as the Import Toy Vendor of the Year for 2004. All these I think are indicative of how effective our organization is.

                  And so, Universal approached us about doing Curious George because we've also being very successful in the preschool market. Curious George will have a large appeal to preschoolers, and we thought that this made sense given our skills, given that we could absorb some overheads and repeat the successful process that we think we had with Lord of the Rings.

                  Next question, please.


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Operator:         The next question will come from the line of Gordon Hodge with
                  Thomas Weisel Partners.

                  Please proceed.

Gordon Hodge:     Yeah, I was just wondering if you could comment on the - just the robustness of the toy business overall. It sounds like - I think Mattel had pretty strong numbers; you guys had pretty strong numbers in the fourth quarter. I'm just wondering if you're seeing, you know, despite all the dislocations that retail just, you know, some building strength there.

                  And then the other question I have is how we should we think about the economic impact of video games. You've given us a nice I think pipeline of games coming out over the next year and a half or so. You know, how should we think about the economics there as it impacts the '05, '06 numbers, and are you taking more of a percentage and less of an up-front there or is it the other way around?

                  And then, you know, also if you can comment on the mobile impact as well.

                  Thanks.

F. Peter Cuneo:   Well, why don't we start - Ken West will talk about video
                  games.

Kenneth West:     Gordon, with respect to the video games, as you know, we have a very robust line-up in '05 and into future years. Some of those relate to licenses that we have done in the past. In fact, they are long-term license fields, four or five years, and they're with Activision. And therefore, we're still earning out the guarantees and anticipate overages with those, depending from the success of


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                  what we think will be excellent robust interactive game
                  releases in '05, sometime late in '05 to '06.

                  There are other interactive games that we've licensed or about to license, and I'd say the mix between getting better royalties and guarantees is really both on the uptick. So, we're benefiting from the strength of the brands, and interactive is a very dominant participation for us, and we're very pleased with the inroads we've made in that avenue.

                  Peter?

F. Peter Cuneo:   Well, on the toy industry, as you know from the past, Gordon, we tend to be very conservative. I believe last year we actually lowered our forecast for Spider-Man movie toys in the second quarter, and some of the other people in the business did not lower their numbers until later in the year.

                  So, the numbers that we are talking about for, say, Fantastic Four is $80 million in toy sales for 2005 worldwide are carefully weighed. We hope we're conservative, but we have a benefit that our toys are characters specific. If you're a retailer and you want Fantastic Four, you have to come to Marvel. We don't have any, what you might call, generic toy products, so we don't suffer in that respect.

                  Next question, please.

Operator:         The next question comes from the line of Marla Backer with
                  Research Associates.

                  Please proceed.


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Marla Backer:     Could you just give us a little bit more color on the
                  reclassification of the toys, the licensed toys, into the toy division? Will you continue to, in your detail within the Q's will you continue to breakout the difference between the two lines of toys?

Kenneth West:     Yes, in fact, we'll continue this on a perspective basis and provide the detail in all perspective Form 10Q's and 10K's between Marvel toy revenues itself, where we sell our own toys at wholesale value, and those revenues that are generated from the license agreement with this master toy licensee as whether they are either toy royalties or toy service fees. Those will continually be disclosed in that sense.

Marla Backer:     Okay.  Thanks.

                  Two other questions, minor housekeeping. Curious George, you've talked in the past about looking to acquire IP to skew younger, and obviously as you noted, Curious George does skew to a younger demo. Are you still actively looking to acquire IP that will also target that audience?

F. Peter Cuneo:   Yes, we are, Marla; however, we are looking for properties that have not encumbered their rights to any great degree because as we look at properties that have already engaged other people or partners in their various rights, whether its licensing or media products or as consumer products, then essentially, the value in those properties has already largely been realized, and it's not an advantage to our shareholders for us to make an acquisition of, what you might call, a mature intellectual property.

                  So, we're looking for those properties that are, if you will, fairly new and immature. They tend to be very small companies, and they're very hit or miss.


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                  And as yet - we continue to look all the time, as yet we have not been successful in finding a property that made sense for Marvel.

Marla Backer:     Uh-huh.  Okay.  Thanks.

                  And then last question is, just so that I understand what the Cover Concepts distribution of Fantastic Four planners or comic books. Didn't you do something similar with - or didn't you use Cover Concepts in advance of the Spider-Man 2 movie last summer?

F. Peter Cuneo:   Yes, Cover Concepts is promoting on a regular basis all of the
                  Marvel characters. So, distributing up whether it's on book covers or what you have to schools, and they certainly support a broad range of Marvel characters.

Marla Backer:     But this would specifically target Fantastic Four, it's highly targeted in advance of the movie, it's that the difference here?

F. Peter Cuneo:   That's correct

                  The other promotional, Cover Concepts promotes Marvel in general, but it's a less directed promotion behind any one character. It's less strategic in that. It's broadly strategic but not...

Avi Arad:         Peter, pardon.

                  Is Alan on the call?

Alan Fine:        Yes, I am.


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                                                              MARVEL ENTERPRISES
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Avi Arad:         Alan, would you jump in please and explain what so special about this business.

Alan Fine:        Yeah, sure, sure.

                  Good morning, everyone.

                  This is really the first time we're breaking new grounds here where Marvel has taken an initiative to directly to market their own brand in such a thorough manner, directly into the schools on a program of this nature.

                  And we're go in directly 7,500 to 8,000 schools, with 80,000 lesson plans, and the lesson plan stand a six-week period. They're very interactive, and the whole, thrust behind the lesson plans, as mention earlier, is around are our slogan, "Do Your Thing." And it's about how each of the kids should be very proud about what it is that they like to do, what they're good at, whether it's a sports or music, or whether they like to read, or whether they like to write. So, we take that each of the cast of The Fantastic Four, and we talked about their unique and specific abilities.

                  But this is the first time that Marvel has taken this kind of initiative. You're very right in that assumption.

                  Cover Concepts has had other sponsors that have used some of our characters to go directly into the schools to promote - use our characters to promote their brands. But this is the first time that we've taken on such marketing effort.

Marla Backer:     Uh-huh.  Okay.  Thank you very much.

F. Peter Cuneo:   All right, we have tine for one more question.


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                                                       Moderator: F. Peter Cuneo
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                                                                         Page 36


Operator:         Today's final question from the line of Ariel Sokol with
                  Natexis Bleichroder.

                  Please proceed.

Ariel Sokol:      Good morning.  I'm speaking in behalf of Alan Gould, Senior
                  Research Analyst.

                  A quick question about the line in the press release saying some plan advertising for the Fantastic Four brand that's included in the licensing and toy division, how much money are we talking about?

F. Peter Cuneo:   We're talking between $10 million and $20 million.

Ariel Sokol:      Great, thank you very much.

F. Peter Cuneo:   Well, I'd like to thank everybody very much for calling in. I appreciate your patience today. And again thank you, and we hope to talk with you again in the next quarter.

                  Bye-bye.

Operator:         Ladies and gentlemen that does conclude the conference call for today. Thank you very much for your participants and we ask that you please disconnect your lines.

                  Have a nice day.


                                       END